Exhibit 99.1

GCI LIBERTY REPORTS
SECOND QUARTER 2025 FINANCIAL RESULTS

Englewood, Colorado, August 7, 2025 – GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBK) today reported second quarter 2025 results.

Headlines include(1):

●	Spin-off of GCI Liberty from Liberty Broadband completed July 14th
●	GCI(2) grew revenue 6% to $261 million, generated operating income of $51 million and increased Adjusted OIBDA(3) 26% to $108 million
o	GCI Consumer revenue decreased 2%
o	GCI Business revenue increased 14%
●	GCI generated net cash provided by operating activities of $342 million and free cash flow of $153 million over the trailing twelve months ended June 30, 2025(3)
●	Consumer cable modem subscribers declined 3% to 154,500 and consumer wireless lines in service grew 1% to 207,000
●	On June 27th, the Supreme Court ruled in favor of upholding the constitutionality of the Universal Service Fund (“USF”)

“GCI delivered strong results during the quarter, reflecting our operating progress and breadth of connectivity services,” said GCI Liberty CEO, Ron Duncan. “The strength of our business translated into solid revenue and Adjusted OIBDA growth, which also reflects benefits from last year’s healthcare and education upgrade cycle and efficiencies in our cost structure that we are actively managing. Importantly, we were very pleased with the Supreme Court’s ruling in late June upholding the Universal Service Fund. This provides clarity for GCI to continue the critical work of bridging the digital divide and ensuring high quality connectivity across rural communities in Alaska.”

Corporate Update

On July 14, 2025, Liberty Broadband Corporation (“Liberty Broadband”) completed the spin-off of the GCI business into a new entity called GCI Liberty. Holders of Liberty Broadband common stock received 0.2 of a share of the relevant series of GCI Liberty common stock per share of the corresponding series of Liberty Broadband common stock held. GCI Liberty consists of its wholly-owned subsidiaries, GCI, LLC, GCI Holdings, LLC (“GCI Holdings” or “GCI”) and their subsidiaries. GCI Holdings provides data, mobile, voice and managed services to consumer, business, government and carrier customers throughout Alaska. Additional information regarding the spin-off can be found in the prospectus filed by GCI Liberty with the Securities and Exchange Commission on July 2, 2025.

Discussion of Results

The following table provides the financial results and operating metrics of GCI Liberty for the second quarters of 2024 and 2025.

	2Q24	2Q25	% Change
(amounts in millions, except operating metrics)
Consolidated Financial Metrics
Revenue
Consumer	$121	$119	(2)%
Business	125	142	14%
Total revenue	$246	$261	6%

Operating expenses (exclusive of depreciation and amortization):
Consumer direct costs	$36	$35	(3)%
Business direct costs	32	26	(19)%
Technology expense	66	67	2%
Total operating expenses (exclusive of depreciation and amortization)	$134	$128	(4)%

Selling, general and administrative expense (exclusive of stock-based compensation)	$26	$25	(4)%

Stock-based compensation	$4	$5	25%
Depreciation and amortization	$52	$52	—%

Operating income (loss)	$30	$51	70%
Operating income margin (%)	12.2%	19.5%	730	bps

Adjusted OIBDA(a)	$86	$108	26%
Adjusted OIBDA margin(a) (%)	35.0%	41.4%	640	bps

Capital expenditures, net of grant proceeds	$58	$51	(12)%

(a)	See reconciling schedule 1.

GCI revenue increased 6% in the second quarter of 2025. Business revenue increased 14% due to the continued strong upgrade cycle in schools and healthcare corporations in remote Alaska which began in the third quarter of 2024. Consumer revenue decreased 2%, driven primarily by data subscriber losses related to the termination of the Affordable Connectivity Program (“ACP”) in 2024 as well as declines in the video business, partially offset by growth in wireless. GCI remains on track to fully exit the video business by the end of 2025.

Operating income increased $21 million and Adjusted OIBDA increased $22 million in the second quarter in line with higher revenue and lower operating expenses. Operating expenses decreased primarily due to lower distribution costs for healthcare, education and consumer customers, some of which related to temporary cost savings from a fiber break on a third-party network in which GCI uses capacity. Selling, general and administrative expense decreased 4% primarily due to a decrease in external labor costs.

Year to date, GCI has spent $100 million, net, on capital expenditures. Capital expenditure spending was related primarily to improvements to the wireless and data networks in rural Alaska. GCI's net capital expenditures for the full year 2025 are expected to be approximately $250 million related to additional investments in middle and last mile connectivity, with continued network expansion in GCI’s most important markets in rural Alaska including the Bethel and AU-Aleutians fiber projects. A significant portion of the increased capital expenditures in 2025 are related to fulfilling the build-out requirements of the Federal Communications Commission’s Alaska Plan, which is expected to be completed by the end of 2026.

On a trailing twelve-month basis through the second quarter of 2025, net cash provided by operating activities totaled $342 million and free cash flow over the same period was $153 million.

GCI Consumer

(amounts in millions, except operating metrics)	2Q24	2Q25	% Change
GCI Consumer
Financial Metrics
Revenue
Data	$63	$60	(5)%
Wireless	48	51	6%
Other	10	8	(20)%
Total revenue	$121	$119	(2)%

Consumer direct costs	(36)	(35)	(3)%

Consumer gross margin	$85	$84	(1)%
Consumer gross margin (%)	70.2%	70.6%	40	bps

Operating Metrics
Data:
Cable modem subscribers(a)	159,000	154,500	(3)%
Wireless:
Lines in service(b)	205,600	207,000	1%

(a)	A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber. Small-to-Medium Business customers are included.
(b)	A wireless line in service is defined as a wireless device with a monthly fee for services. Small-to-Medium Business customers are included.

GCI Consumer revenue totaled $119 million in the second quarter of 2025, a 2% decrease compared to the prior period. The decrease was driven primarily by a decline in data and video revenue, offset by strength in wireless.

Data revenue totaled $60 million, a 5% decrease, driven by the loss of data subscribers including the impact of the discontinuation of the ACP program in 2024. Consumer cable modem subscribers declined 3% year-over-year bringing total consumer cable modem customers to 154,500. During the second quarter of 2025, GCI lost 1,300 consumer cable modem subscribers. Subscriber growth in rural areas has been adversely impacted by an outage from a fiber break on a third-party network in which GCI uses capacity.

Wireless revenue totaled $51 million, a 6% increase, driven by growth in wireless subscribers and an increase in federal wireless subsidies. Consumer wireless lines grew 1% year-over-year, bringing total consumer wireless lines to 207,000. During the second quarter of 2025, GCI added 4,700 consumer wireless lines.

GCI Consumer gross margin was 70.6% in the second quarter of 2025, a 40 bps increase from the same quarter last year. GCI Consumer direct costs decreased 3% in the second quarter of 2025, driven by temporary cost savings from a fiber break on a third-party network in which GCI uses capacity.

GCI Business

(amounts in millions, except operating metrics)	2Q24	2Q25	% Change
GCI Business
Financial Metrics
Revenue
Data	$106	$125	18%
Wireless	12	10	(17)%
Other	7	7	—%
Total revenue	$125	$142	14%

Business direct costs	(32)	(26)	(19)%

Business gross margin	$93	$116	25%
Business gross margin (%)	74.4%	81.7%	730	bps

GCI Business revenue totaled $142 million in the second quarter of 2025, a 14% increase compared to the prior period. The increase was driven primarily by strength in data, with an 18% increase in total revenue of $125 million, driven by the continued strong upgrade cycle in schools and healthcare corporations in remote Alaska which began in the third quarter of 2024.

Wireless revenue totaled $10 million, a decrease of $2 million or 17%.

GCI Business gross margin was 81.7% in the second quarter of 2025, a 730 bps increase from the same quarter last year. GCI Business direct costs decreased 19% in the second quarter of 2025, driven primarily by temporary cost savings from a fiber break on a third-party network in which GCI uses capacity.

FOOTNOTES

1)

Unless otherwise noted, highlights compare financial information for the three months ended June 30, 2025 to the same period in 2024. GCI Liberty will discuss these highlights and other matters on GCI Liberty's earnings conference call that will begin at 11:15 a.m. (E.T.) on August 7, 2025. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	GCI Liberty’s principal operating asset is GCI Holdings, which provides data, mobile, voice and managed services to consumer, business, government and carrier customers throughout Alaska.
3)	For a definition of Adjusted OIBDA, Adjusted OIBDA margin and free cash flow and applicable non-GAAP reconciliations, see the accompanying schedule 1.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash, cash equivalents, restricted cash and debt of GCI Liberty as of March 31, 2025 and June 30, 2025.

(amounts in millions)	3/31/2025	6/30/2025

Cash, Cash Equivalents and Restricted Cash:	$149	$117

Debt:
Senior Notes(a)	$600	$600
Senior Credit Facility	454	369
Tower Obligations and Other(b)	79	78
Total Debt	$1,133	$1,047
GCI Leverage(c)	2.8x	2.3x

Unamortized premium and deferred loan costs	15	14
Tower obligations and finance leases (excluded from GAAP Debt)	(75)	(74)
Total Debt (GAAP)	$1,073	$987

(a)	Principal amount of Senior Notes.
(b)	Includes the Wells Fargo Note Payable and current and long-term obligations under tower obligations and finance leases.
(c)	As defined in GCI's credit agreement.

GCI Liberty cash, cash equivalents and restricted cash decreased $32 million in the second quarter of 2025 primarily due to capital expenditures net of grant proceeds and net repayments of debt, partially offset by cash from operations.

GCI Liberty debt decreased $86 million in the second quarter due to the paydown of debt under GCI’s senior credit facility. In March 2025, GCI refinanced its existing $550 million revolving credit facility due October 2026 with a new $450 million revolving credit facility maturing in March 2030 and its existing $250 million Term Loan A due October 2027 with a new $300 million Term Loan A maturing in March 2031.

As of June 30, 2025, GCI’s credit facility has undrawn capacity of $377 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement is 2.3x.

Prior to the spin-off, $10 million of non-voting preferred stock of GCI Liberty was issued to Liberty Broadband and then sold by Liberty Broadband to third party buyers. The non-voting preferred stock is issued by GCI Liberty, has a 12% dividend rate and $1,000 per share liquidation price plus accrued and unpaid dividends. The mandatory redemption date is July 14, 2032.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBK) will discuss GCI Liberty’s earnings release on a conference call which will begin at 11:15 a.m. (E.T.) on August 7, 2025. The call can be accessed by dialing (877) 407-3944 or (412) 902-0038, passcode 13749438, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast, go to https://www.gciliberty.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on GCI Liberty’s website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects and capital expenditures. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, competitive issues, customer demand, economic conditions (including inflationary pressures), regulatory and legislative matters affecting our businesses, our ability to obtain or maintain roaming services and necessary communications equipment and our ability to obtain additional financing on terms acceptable to GCI Liberty. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the prospectus filed on July 2, 2025 with the Securities and Exchange Commission, as part of GCI Liberty’s Registration Statement on Form S-1 (File No. 333-286272), and the most recent Form 10-Q, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty which may affect the statements made in this press release.

Contact: Shane Kleinstein (720) 875-5432

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA and trailing twelve months of free cash flow, which are non-GAAP financial measures, for GCI Liberty together with reconciliations to operating income and net cash provided by operating activities, respectively, as determined under GAAP, as well as Adjusted OIBDA margin. GCI Liberty defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring and impairment charges. GCI Liberty defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue. GCI Liberty defines free cash flow as net cash provided by operating activities less capital expenditures net of grant proceeds received for capital expenditures.

GCI Liberty believes Adjusted OIBDA and free cash flow are important indicators of the operational strength and performance of its business by identifying those items that are not directly a reflection of business performance or indicative of ongoing business trends. In addition, these measures allow management to assess GCI Liberty’s performance, its ability to service its debt, fund operations and make additional investments with internally generated funds, perform analytical comparisons, and identify strategies to improve performance. GCI Liberty believes presenting free cash flow on a trailing twelve month basis more accurately demonstrates the company’s liquidity profile by minimizing seasonal fluctuations, particularly around timing of USF cash receipts.  Because Adjusted OIBDA and free cash flow are used as measures of operating performance and liquidity, respectively, GCI Liberty views operating income and net cash provided by operating activities, respectively, as the most directly comparable GAAP measures. Adjusted OIBDA and free cash flow are not meant to replace or supersede operating income, net cash provided by operating activities or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty’s management considers in assessing the results of operations and performance of its assets. Please see the table below for applicable reconciliations.

The following table provides a reconciliation of GCI Liberty’s operating income to Adjusted OIBDA for the three months ended June 30, 2024 and June 30, 2025 and net cash provided by operating activities to free cash flow for the twelve months ended June 30, 2025.

(amounts in millions)	2Q24	2Q25
Operating Income	$30	$51
Depreciation and amortization	52	52
Stock-based compensation	4	5
Adjusted OIBDA	$86	$108

Twelve months
ended
(amounts in millions)	6/30/2025
Net cash provided by (used in) operating activities	$342
Capital expenditures	(243)
Grant proceeds	54
Free cash flow	$153

GCI LIBERTY, INC.

CONDENSED COMBINED BALANCE SHEET INFORMATION

(unaudited)

	June 30,	December 31,
	2025	2024

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$104	74
Trade and other receivables, net of allowance for credit losses of $4 and $4, respectively	124	184
Prepaid and other current assets	48	61
Total current assets	276	319
Property and equipment, net	1,184	1,150
Intangible assets not subject to amortization
Goodwill	746	746
Cable certificates	550	550
Other	41	41
	1,337	1,337
Intangible assets subject to amortization, net	392	411
Other assets, net	165	165
Total assets	3,354	3,382

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	98	110
Deferred revenue	24	21
Current portion of debt	4	3
Other current liabilities	68	58
Total current liabilities	194	192
Long-term debt, net	983	1,066
Obligations under tower obligations and finance leases	70	72
Long-term deferred revenue	130	113
Deferred income tax liabilities	353	359
Other liabilities	129	151
Total liabilities	1,859	1,953

Redeemable noncontrolling interest in equity of subsidiary	18	15

Equity
Member's investment	1,778	1,777
Retained earnings (deficit)	(301)	(363)
Total equity	1,477	1,414

Commitments and contingencies
Total liabilities and equity	$3,354	3,382

GCI LIBERTY, INC.

CONDENSED COMBINED STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	June 30,
	2025	2024

	amounts in millions,
	except per share amounts
Revenue	$261	246
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization)	128	134
Selling, general and administrative expense (including stock-based compensation)	30	30
Depreciation and amortization	52	52
	210	216
Operating income (loss)	51	30
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(12)	(13)
Other, net	2	2
	(10)	(11)
Earnings (loss) before income taxes	41	19
Income tax benefit (expense)	(14)	(6)
Net earnings (loss)	$27	13
Pro forma net earnings (loss) attributable to Series A, Series B and Series C GCI Group shareholders per common share	$0.94	NA

GCI LIBERTY, INC.

CONDENSED COMBINED STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Six months ended
	June 30,
	2025	2024

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$62	33
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	105	102
Stock-based compensation	7	7
Deferred income tax expense (benefit)	(6)	11
Other, net	(2)	(2)
Change in operating assets and liabilities:
Current and other assets	92	39
Payables and other liabilities	(32)	(28)
Net cash provided by (used in) operating activities	226	162
Cash flows from investing activities:
Capital expenditures	(119)	(123)
Grant proceeds received for capital expenditures	19	19
Other investing activities, net	6	—
Net cash provided by (used in) investing activities	(94)	(104)
Cash flows from financing activities:
Borrowings of debt	691	130
Repayments of debt, tower obligations and finance leases	(775)	(82)
Contributions from (distributions to) member	—	(150)
Other financing activities, net	(6)	—
Net cash provided by (used in) financing activities	(90)	(102)
Net increase (decrease) in cash, cash equivalents and restricted cash	42	(44)
Cash, cash equivalents and restricted cash, beginning of period	75	97
Cash, cash equivalents and restricted cash, end of period	$117	53